Exhibit 10.9

NOTICE OF MODIFICATION OF VESTING ELIGIBILITY

OF YOUR

PERFORMANCE-BASED RESTRICTED STOCK UNITS

Background

Sovos Brands, Inc. (“Company”) and [________] (“you” or “Participant”) previously entered into that certain Performance-Based Restricted Stock Unit Agreement, effective [September 23, 2021]1 (“PSU Agreement”), pursuant to which PSUs (as defined in the PSU Agreement) were granted to you. Capitalized terms used but not defined herein shall have the same meaning as set forth in the PSU Agreement.

Your PSUs are generally eligible to vest on the third anniversary of the Date of Grant, with the number of vested PSUs determined based on the highest 20-day volume weighted average stock price achieved by the Company during such three-year period as compared to the Company’s volume weighted average stock price during the 20 consecutive trading days immediately following our IPO (the “baseline stock price”), with 25% of your PSUs vesting upon achievement of a stock price increase of 25% over the baseline stock price and 100% of your PSUs vesting upon achievement of a stock price increase of 100% over the baseline stock price, with linear interpolation between thresholds. Vesting is subject to your continued Service until the third anniversary of the Date of Grant, with certain exceptions.

We are pleased to inform you that the Company has approved a modification to the vesting eligibility of your PSUs in order to allow your unvested PSUs to remain eligible to time-vest in the event the stock price target is not achieved prior to the third anniversary the Date of Grant. Absent this modification, your unvested PSUs would be forfeited on the third anniversary of the Date of Grant.

Modification

As a result of the modification, fifty-percent (50%) of your PSUs (rounded down to the nearest whole number, if applicable) are eligible to vest on September 23, 2024 and the remaining fifty-percent (50%) of your PSUs (rounded up to the nearest whole number, if applicable) are eligible to vest on September 23, 2025, in each case, subject to your continued Service on the applicable vesting date (“Time-Vesting Conditions”).

Notwithstanding anything in the PSU Agreement to the contrary, upon termination of your Service by the Company without Cause, by you for Good Reason, or due to your death or Disability, in each case, upon or following a Change in Control, all PSUs shall vest on the date of your termination.

[For Executive Officers (ex CFO and CEO): Notwithstanding anything in the PSU Agreement to the contrary, upon termination of your Service by the Company without Cause, by you for Good Reason, or due to your death or Disability, in each case, prior to a Change in Control, a pro-rata number of PSUs shall vest on the date of your termination as follows:

1 For Mr. Hermida: October 24, 2022

●	If your termination occurs prior to September 23, 2024, the number of vested PSUs shall be equal to the sum of (i) fifty percent (50%) of your total PSUs multiplied by a fraction, the numerator of which is the number of days from the Date of Grant until the date of your termination, and the denominator of which is the total number of days from the Date of Grant until the third anniversary of the Date of Grant, plus (ii) fifty percent (50%) of your total PSUs multiplied by a fraction, the numerator of which is the number of days from the Date of Grant until the date of your termination, and the denominator of which is the total number of days from the Date of Grant until the fourth anniversary of the Date of Grant.
●	If your termination occurs on or following September 23, 2024, the number of vested PSUs shall be equal to fifty percent (50%) of your total PSUs multiplied by a fraction, the numerator of which is the number of days from the Date of Grant until the date of your termination, and the denominator of which is the total number of days from the Date of Grant until the fourth anniversary of the Date of Grant.]

[For CFO: Notwithstanding anything in the PSU Agreement to the contrary, upon termination of your Service by the Company without Cause, by you for Good Reason, or due to your death or Disability, in each case, prior to a Change in Control, a pro-rata number of PSUs shall vest on the date of your termination as follows:

●	If your termination occurs prior to September 23, 2024, the number of vested PSUs shall be equal to the sum of (i) fifty percent (50%) of your total PSUs multiplied by a fraction, the numerator of which is the number of days from the Date of Grant until the date of your termination plus 365 days, and the denominator of which is the total number of days from the Date of Grant until the third anniversary of the Date of Grant; provided, that in no event shall such fraction exceed one (1), plus (ii) fifty percent (50%) of your total PSUs multiplied by a fraction, the numerator of which is the number of days from the Date of Grant until the date of your termination plus 365 days, and the denominator of which is the total number of days from the Date of Grant until the fourth anniversary of the Date of Grant; provided, that in no event shall such fraction exceed one (1).
●	If your termination occurs on or following September 23, 2024, the number of vested PSUs shall be equal to fifty percent (50%) of your total PSUs multiplied by a fraction, the numerator of which is the number of days from the Date of Grant until the date of your termination plus 365 days, and the denominator of which is the total number of days from the Date of Grant until the fourth anniversary of the Date of Grant; provided, that in no event shall such fraction exceed one (1).]

[For CEO: Notwithstanding anything in the PSU Agreement to the contrary, upon termination of your Service by you for Good Reason, by the Company without Cause or due to your death or Disability, in each case, prior to a Change in Control, all PSUs shall vest on the date of your termination.]

Any obligation of the Company to deliver to you shares of Common Stock in respect of PSUs that have vested as a result of your termination of employment or service (other than termination due to your death or Disability) is conditioned upon (i) your execution and delivery to the Company of a Release Agreement and (ii) such Release Agreement becoming fully effective and irrevocable by the end of the Release Period.

The PSUs will continue to be eligible to vest in accordance with the original terms of your PSU Agreement (without regard to this modification). Any PSUs that vest in accordance with the original terms of your PSU Agreement (without regard to this modification) shall reduce the number of PSUs that are eligible to vest in accordance with vesting terms described in this “Notice of Modification”.  The modification to your PSUs shall not defer the vesting or settlement of your PSUs beyond the date on which such PSUs would have otherwise vested and settled in accordance with the terms of your PSU Agreement (without regard to this modification). Therefore, to the extent your PSUs become vested in accordance with the terms your PSU Agreement (without regard to this modification), such PSUs shall be treated as vested and shall be settled in accordance with the terms of your PSU Agreement (without regard to this modification). Any PSUs that do not vest in accordance with the original terms of your PSU Agreement (without regard to this modification) shall not be forfeited, but instead shall remain eligible to vest in accordance with the terms of this “Notice of Modification”.

This modification shall be binding on the Company and all references in the PSU Agreement to “Agreement” and any other references of similar import shall hereinafter refer to the PSU Agreement as modified herein, except as otherwise described herein.

Sovos Brands, Inc.

By: Todd R. Lachman

Title: Chief Executive Officer